[Nacional Financiera letterhead]

June 5, 2003

TV Azteca S.A. de C.V.

Pedregal Sur No. 4121

Col. Fuentes del Pedregal

14141 México, D.F.

Dear Sirs:

I am the Subdirectora Fiduciaria de Formalización (Legal Deputy Director of the Trust Department) and as such, I am acting as Legal Counsel of Nacional Financiera, S.N.C., Trust Department (“Nafin”), a development bank organized under the laws of the United Mexican States.  This opinion is being provided in connection with the offer and sale of American Depositary Shares ("ADS”) and the registration thereof under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form F-6 originally filed with the Securities and Exchange Commission (as amended, the “Registration Statement”) on July 21, 1997.

Each of the ADSs will represent four Ordinary Participation Certificates (each a “CPO”) issued by Nafin, as trustee (the “CPO Trust Trustee”) for a Mexican trust (the “CPO Trust”) created in terms of that certain Trust Agreement dated August 1997, between Nafin, as the CPO Trustee, and TV Azteca, S.A. de C.V. (“the Company”) and its shareholders, as Grantors (The “CPO Trust Agreement”).  Each CPO will represent financial interest in, and certain voting rights with respect to, one Series A Share, without par value, one Series D-A Share, without par value, and one Series D-L Share, without par value (each a “Share”) of the Company, held in the CPO Trust.

In preparing this Opinion, I have examined and relied upon certificates of public officials and originals or copies, authenticated to my satisfaction of Nafin’s Ley Orgánica and certain corporate records of Nafin.  In addition, I have made such other investigations as I considered necessary or appropriate as a basis for the opinion hereinafter stated.  Based upon all of the foregoing, I am of the opinion that the CPOs, when delivered by the CPO Trustee, upon transfer to the CPO Trustee are duly authorized and validly issued, fully paid and nonassessable, entitling the holders thereof to the rights specified in the Trust Agreement, the Public Deed (of issuance of CPOs) and Certificates, if any, representing such CPOs.

This opinion is limited to matters of Mexican Law.

Very truly yours,

/s/ LIC. SANDRA AGUIRRE TORRES

Lic. Sandra Aguirre Torres

Subdirectora Fiduciaria de Formalización

Legal Deputy Director of the Trust Department

Nacional Financiera, S.N.C.